EXHIBIT 10.15
ALLIANCE AGREEMENT
     This Alliance Agreement (“Agreement”) is made and entered into as of November 14, 2001 (the “Effective Date”), among Nomura Securities Co., Ltd., a Japanese corporation (“NSC”) Nomura Corporate Advisors Co., Ltd., a Japanese corporation (“NCA”), Nomura Holding America Inc., a Delaware corporation, (“NHA”) (together NSC, NCA and NHA are referred to as the “Nomura Parties” and individually a “Nomura Party”), and Thomas Weisel Partners Group LLC, a Delaware limited liability company, (“TWP”).
RECITALS
     WEREAS, NSC, is one of the world’s largest brokerage and investment banks;
     WHEREAS, NCA is NSC’s principal vehicle for executing NSC’s mergers and acquisitions business;
     WHEREAS, NHA is the umbrella holding company for NSC’s business in North America;
     WHEREAS, TWP is a merchant bank providing investment banking, institutional brokerage, private equity investing and asset management services;
     WHEREAS, the parties desire to cooperate to develop their cross-border mergers and acquisitions businesses in the Technology Sector;
     WHEREAS, an affiliate of a Nomura Party is making an investment in TWP pursuant to a separate Subscription Agreement and will make investments in TWP investment funds as contemplated by the Subscription Agreement; and
     NOW, THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties hereto agree as follows:
1. Definitions
     As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means any Person that controls, is controlled by, or is under common control with a party to this Agreement.
“Asia” means Japan, Republic of Korea, People’s Republic of China, including Hong Kong and Taiwan, Singapore, Socialist Republic of Vietnam, Kingdom of Thailand, Indonesia, Malaysia, Philippines, Australia, New Zealand and Republic of India.
“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday in Japan or any other day on which banks are required or authorized by the appropriate regulatory authorities to close in New York City or San Francisco.

“Joint Engagement Agreement” means an agreement between the Nomura Parties (or one of them) and TWP setting forth the terms pursuant to which they will provide Services to a particular client with respect to a particular matter.
“M&A Fees” means any fees or other compensation which the parties have agreed to share and which is owed by a client in connection with the provision of Services.
“Nomura Intellectual Property” shall mean any and all now known or hereafter existing rights owned, assigned to or licensed by any of the Nomura Parties or their Affiliates associated with works of authorship or inventions throughout the world, including copyrights, patents, trademarks, service marks, know-how, trade secrets, “look and feel” and all other intellectual and industrial property and proprietary rights relating to intangible property of every kind and nature throughout the world and however designated.
“Person” means a natural individual, partnership (general, limited or limited liability), corporation, limited liability company, trust or other legal entity or form of business association, whether or not incorporated.
“Services” means advisory services in connection with cross-border mergers and acquisitions between the United States of America and Asia in the Technology Sector.
“Technology Sector” means industries and businesses concerning:
1)	communication equipment, including broadband access/edge, communications components, optical components, wireless equipment and software, and wireline equipment;

2)	including branded consumer, e-commerce, hardline retail, hospitality, and specialty retail;

3)	electronic supply chain, including components and interconnect, EMS, power electronics, semiconductor assembly, and technology distribution;

4)	hardware/storage/semiconductors, including enterprise systems and storage, PC hardware, rich media, semiconductor devices, and semiconductor equipment;

5)	healthcare, including biotechnology/therapeutics, diagnostics, genomics and proteomics, healthcare IT & services, life science drug delivery, life science technology, medical devices, and specialty pharmaceuticals;

6)	media;

7)	power technology;

8)	software, including business analytics software, content management applications & infrastructure, eBusiness applications, enterprise applications software, platform and infrastructure software, and software and internet strategy;

9)	technology services, including business services, education/market research, financial services, IT services, and transaction processors; and

10)	telecommunications, including telecom services — long haul/hosting, telecom services — wireless, telecom services — wireline, and towers/DBS/cable.
“TWP Intellectual Property” shall mean any and all now known or hereafter existing rights owned, assigned to or licensed by TWP or its Affiliates associated with works of authorship or inventions throughout the world, including copyrights, patents, trademarks, service marks, know-how, trade secrets, “look and feel” and all other intellectual and industrial property and proprietary rights relating to intangible property of every kind and nature throughout the world and however designated.
2. Purpose
     The purpose of this Agreement is to set forth the understandings and agreements of the parties with respect to an alliance into which they are entering to enable them to provide the Services to clients pursuant to separate Joint Engagement Agreements. It is the intention of the parties that the ultimate parent company of TWP and the principal company conducting the securities business in Japan of the Nomura Parties be a party to this Agreement and that the principal affiliates of the parties conducting cross-border M&A between the United States of America and Japan be involved in the alliance. The collaboration provided for in this Agreement on client matters is intended to be voluntary and on a case by case basis. Except as specifically provided in this Agreement, none of the Nomura Parties nor TWP will be restricted from doing business on its own behalf or with any third parties anywhere in the world.
3. General Obligations
3.1.	Nomura Referrals. The Nomura Parties (or any of them) may, from time to time, on a non-exclusive basis, request that TWP assist the Nomura Parties in providing Services to clients of the Nomura Parties. Within five (5) Business Days following receipt of such request, TWP shall notify the requesting Nomura Party of its decision whether to assist in providing Services as requested. If TWP agrees to assist in the provision of Services to a client of a Nomura Party, TWP and such Nomura Party will negotiate in good faith the terms of a Joint Engagement Agreement. Following execution by the parties of a Joint Engagement Agreement, the parties will together provide Services to such client in the manner and upon the terms provided for in such Joint Engagement Agreement. Notwithstanding the foregoing, the Nomura Parties shall be under no obligation to refer clients to TWP and TWP shall be under no obligation to provide Services to any client of the Nomura Parties until such time as the parties have executed a Joint Engagement Agreement.
3.2.	TWP Referrals. TWP may, from time to time, on a non-exclusive basis, request that the Nomura Parties assist TWP in providing Services to clients of TWP. Within five (5) Business Days following receipt of TWP’s request, one of the Nomura Parties shall notify TWP of the Nomura Parties’ decision whether to assist in providing Services as requested. If the Nomura Parties agree to assist in the provision of Services to a client of TWP, the Nomura Parties (or one of them) and TWP will negotiate in good faith the terms of a Joint Engagement Agreement. Following execution by the parties of a Joint Engagement Agreement, the parties will together provide Services to such client. Notwithstanding the foregoing, TWP shall be under no obligation to refer clients of TWP to the Nomura Parties and the Nomura Parties shall be under no obligation to provide Services to any client of TWP until such time as the parties have executed a Joint Engagement Agreement.
3.3.	Press Release. The parties hereto shall issue a joint press release, in form and substance satisfactory to each party, announcing the formation of the alliance hereunder (the “Initial Press Release”). No subsequent press releases regarding this Agreement or the Services delivered hereunder shall be issued unless approved in advance by an authorized representative of any party to be mentioned in such press release, except as otherwise required by law, court order or determination of any administrative agency with applicable jurisdiction or the rules or regulations of any applicable stock exchange or national securities market quotation system.
3.4.	Promotion. Each party shall (i) use appropriate and commercially reasonable efforts to promote the alliance under this Agreement, (ii) include in its promotional and marketing materials information that is satisfactory to the other party, regarding the alliance provided for under this Agreement; and (iii) upon the other party’s request, at its own cost and expense, furnish to such other party reasonable quantities of its marketing and promotional materials.
3.5.	General Conduct. Each party shall (a) conduct the Services utilizing the highest ethical business standards and the highest level of professional skill and competence so as to reflect favorably on the good name, goodwill and reputation of each party, (b) make no representations, warranties or guarantees to clients or to any third party with respect to the Services provided by the other parties, (c) coordinate with the other parties, pursuant to a Joint Engagement Agreement, communications with clients to which the parties have agreed to provide Services, (d) not publish or use any advertising material concerning the other parties or the Services provided by such other parties or co-operate in the publication or use of any such material, without such other parties’ consent and (e) cooperate with the other parties in a commercially reasonable manner to fulfill the purposes of this Agreement and perform its obligations hereunder in good faith.
3.6.	Compliance with Laws. Each party will comply with all applicable laws and regulations in performing its obligations under this Agreement and in any dealings with the other parties.
3.7.	Engagements. The party who originates the engagement of a client (one of the Nomura Parties or TWP, as the case may be) (such party, the “Engagement Party”) will be solely responsible for negotiating and entering into an engagement letter with any of its clients to which it offers Services under this Agreement (each, an “Engagement Letter”). The Engagement Party will have control over the negotiation of all fee arrangements, discounts and premiums and other terms in its Engagement Letter, and will have responsibility for any communication with its client about the cost of the Services provided under this Agreement, subject to the following: (a) none of the parties will be bound to perform any Services until it has approved and executed a definitive Joint Engagement Agreement containing fee arrangements, discounts, premiums and other terms satisfactory to it in its sole discretion and (b) each party will receive indemnification from the client directly pursuant to its standard form indemnification agreement, as such agreements may change from time to time. Examples of the current forms of indemnification agreements are attached as Exhibits 1 and 2 to this Agreement. The Engagement Party, from time to time, may change any of the terms and conditions in any Engagement Letter with respect to any matter, provided that it shall obtain the consent of the other party prior to changing any of the economic terms of any Joint Engagement Agreement. No changes to an indemnification agreement may be made without the consent of the parties thereto. The alliance provided for under this Agreement shall be disclosed in each Engagement Letter.

3.8.	Research. TWP and the Nomura Parties agree to explore in good faith ways in which they might cooperate to use their respective research products for their mutual benefit.
4. Personnel Exchange Program
4.1.	The parties shall have a personnel exchange program pursuant to which each of NCA and TWP (“Transferring Party”) will transfer personnel (“Exchange Personnel”) to the other’s (“Host Party”) principal offices, which are located Tokyo for NCA and San Francisco for TWP, or to such other offices as the parties may agree. Exchange Personnel will be available to work for the Host Party on a full time basis and will be given the opportunity to work in all areas of the Host Party’s mergers and acquisitions advisory business on substantially the same basis as the Host Party’s own professional employees of comparable seniority. The Host Party, at its sole expense, will provide the Exchange Personnel with appropriate office space and support staff at the Host Party’s principal offices.
4.2.	The Transferring Party shall remain responsible for all compensation of Exchange Personnel and for the reimbursement of any travel and living expenses of Exchange Personnel to which they are entitled; provided that travel and other out-of-pocket expenses incurred by Exchange Personnel in connection with the Host Party’s business shall be paid by the Host Party.
4.3.	Exchange Personnel shall be selected by the Transferring Party and shall have qualifications reasonably appropriate to the nature and type of services to be performed. The Host Party will be given the opportunity to meet and approve all Exchange Personnel prior to their relocation to the offices of the Host Party, provided that the Host Party may not unreasonably withhold its approval of any Exchange Personnel selected by the Transferring Party.
4.4.	Exchange Personnel shall be required to enter into confidentiality agreements with the Host Party designed to ensure compliance with securities laws applicable to the relevant party, the forms of which shall be reasonably satisfactory to the Transferring Party and its counsel. In addition, Exchange Personnel will, if required in connection with a specific client engagement, enter into a confidentiality agreement with the client. The Transferring Party will be responsible for any breach of a confidentiality obligation by its Exchange Personnel.
4.5.	Upon the effective date of termination of this Agreement under Section 11, the provisions of this Section 4.5 shall terminate, subject to (i) the requirement to reimburse the expenses provided for hereby, and (ii) the ability of either party to maintain such number of the Exchange Personnel in the offices of the other as are necessary in the reasonable judgment of such party solely for the completion of any Services that has not been completed at the time of the effective date of termination. Any Exchange Personnel maintained at the office of a party in accordance with the preceding clause (ii) shall be at the sole cost and expense of the requesting party.
5. Fees, Payment, Reports and Audits
5.1.	M&A Fees. M&A Fees shall be shared equally between (a) the Nomura Parties and (b) TWP with respect to mergers and acquisitions transactions consummated between parties with their principal headquarters in Asia on the one hand and the United States of America on the other, except as otherwise provided in a Joint Engagement Agreement. With respect to the provision of Services in other situations, M&A Fees shall be shared as provided for in the Joint Engagement Agreement entered into in connection with the transaction. The Nomura Parties may distribute their share of M&A Fees among themselves as they determine in their sole discretion. All M&A

Fees will be billed to the client by the Engagement Party, and such party shall remit to the other parties in the manner provided below in Section 5.3 its share of the M&A Fees received.
5.2.	Expenses.
(a)	Each party shall bear any costs or expenses it incurs in connection with its marketing activities with respect to a particular client prior to execution of a Joint Engagement Agreement, except as otherwise agreed by the parties in writing. Any out-of-pocket costs or expenses incurred by either party in connection with the provision of Services hereunder subsequent to execution of the Joint Engagement Agreement with respect to such Services which are not reimbursed by the client shall be borne by the party incurring the expense. Personnel and employee costs and overhead expenses of each of the parties will be borne by such party.

(b)	With respect to any Services provided pursuant to a Joint Engagement Agreement from time to time and prior to the Engagement Party’s submission of an invoice to the client, the non-engagement party shall send to the Engagement Party an accounting of client reimbursable expenses not previously notified to the Engagement Party, including reasonable supporting documentation. The Engagement Party shall give the non-engagement party reasonable notice prior to the submission of a final invoice to the client in order to allow the non-engagement party to submit an accounting for all remaining client reimbursable expenses incurred in connection with Services provided pursuant to the Joint Engagement Agreement.
5.3.	Payment of M&A Fees and Expenses. Promptly following receipt, the Engagement Party shall pay to the other party the amount of M&A Fees and reimbursable expenses due to the other party.
5.4.	Record Keeping. Each party shall keep appropriate books, records and accounting information related to and as backup for any report, statement or remittance rendered hereunder (collectively, “Records”). Each party shall, upon the written request of the other party, provide copies of its Records to such other party within thirty (30) days of the date of such written request. All information made available to a party under this Section 5.4 shall be held in confidence and not disclosed to any other Person; provided, however, that nothing herein contained shall be construed to prevent a party from testifying in my court of competent jurisdiction with respect to the information so obtained in any action instituted to enforce the rights of a party under this Agreement.
6. Business Development Committee
6.1.	Composition of the Committee. For purposes of enhancing the business to be done by the parties under this Agreement, the parties shall create a business development committee (the “Committee”) which shall consist of at least six (6) representatives. The Nomura Parties shall designate at least three (3) representatives, one of whom will be a senior executive of Nomura, and TWP shall designate at least three (3) representatives, one of whom will be a senior executive of TVP. Each party shall have the sole authority to replace any of its designated members and fill any vacancies created by any of its designated members at any time and from time to time upon written notice to the other parties.

6.2.	Committee Action. The Committee shall meet on a semi-annual basis or otherwise as necessary or appropriate to discuss the joint business being done pursuant to this Agreement. The discussions shall include possible ways to enhance the joint business, new business and client opportunities, marketing plans and coordination, employee staffing, and such other matters as the parties deem appropriate or necessary. Meetings of the Committee may be held in person (with the first meeting in Tokyo and thereafter alternating between San Francisco and Tokyo) or by telephone or video conference at such times as the parties shall agree from time to time.
7. Employee Non-Solicitation
     The Nomura Parties and TWP each hereby covenants that during the period beginning the date hereof and ending on the first anniversary of the date of the termination or expiration of this Agreement (the “Non-Solicitation Period”), neither they nor any of their Affiliates will solicit for employment, without the written consent of a relevant Nomura Party or TWP, as the case may be, any individual who was an employee of the other (or seconded to TWP by a Nomura Party or to a Nomura Party by TWP) at, or at any time within one year prior to, the time of the act of solicitation.
8. Certain Proprietary Rights
8.1.	Ownership. Except for the rights expressly granted in this Agreement, the Nomura Parties and any of their relevant Affiliates own and will retain all right, title and interest in and to the Nomura Intellectual Property. Except for the rights expressly granted in this Agreement, TWP and any of its relevant Affiliate own and will retain all right, title and interest in and to the TWP Intellectual Property.
8.2.	Use of TWP Trademarks. During the term of this Agreement, the Nomura Parties will have the right to (i) inform clients of the Nomura Parties that the Nomura Parties have an alliance agreement with, and may request the involvement of, TWP for the purposes of offering the Services hereunder and (ii) advertise the Services under the TWP trademarks, subject to TWP’s prior written approval with respect to any such usage. If any TWP trademarks are to be used in conjunction with another trademark on or in relation to the Services, then the TWP trademark will be presented equally legibly, equally prominently, and will be of equal or greater size than the other mark, with each mark separated from the other so that each appears to be a mark in its own right, distinct from the other mark. The Nomura Parties will not alter, obscure or remove any TWP trademarks applied to any collateral materials by TWP. At no time during or after the term of this Agreement will the Nomura Parties challenge or assist others to challenge any TWP trademarks or the registration thereof or attempt to register any trademarks, service marks or trade names confusingly similar to those of TWP. All good will associated with the TWP trademarks will inure solely to the benefit of TWP.
8.3.	Use of Nomura Trademarks. During the term of this Agreement, TWP will have the right to (i) inform clients of TWP that TWP has an alliance agreement with, and may request the involvement of the Nomura Parties for the purposes of offering the Services hereunder (ii) and advertise the Services under the Nomura trademarks, subject to the prior written approval of the relevant Nomura Party. If any Nomura trademarks are to be used in conjunction with another trademark on or in relation to the Services, then the Nomura trademark will be presented equally legibly, equally prominently, and will be of equal or greater size than the other mark, with each mark separated from the other so that each appears to be a mark in its own right, distinct from the other mark. TWP will not alter, obscure or remove any Nomura trademarks applied to any collateral materials by Nomura. At no time during or after the term of this Agreement will TWP challenge or assist others to challenge any Nomura trademarks or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to those of the Nomura Parties. All good will associated with the Nomura trademarks will inure solely to the benefit of the Nomura Parties.
9. Confidentiality
9.1.	Each party hereby covenants that it shall, and shall cause its Affiliates and the officers, directors, employees (including the Exchange Personnel), attorneys, accountants and other professional advisors or agents of each party (collectively, “Agents”) and its Affiliates, to keep secret and retain in strictest confidence any and all confidential information relating to each party or its business, products, assets or customers that is proprietary to each party or otherwise not available to the general public, including without limitation, the terms of this Agreement. Further, each party and its Affiliates shall not, and shall cause its Agents not to, disclose such confidential information to any Person other than to a party to this Agreement, their respective Affiliates or Agents. However, the foregoing confidentiality shall not apply to any of the following:
(a)	information which is in the public domain at the time it was disclosed by the disclosing party to the receiving party;

(b)	information which, after being disclosed by the disclosing party to the receiving party, becomes part of the public domain through no fault of the receiving party;

(c)	information which the receiving party can demonstrate was lawfully in the receiving party’s possession at the time it was disclosed by the disclosing party to the receiving party;

(d)	information which is disclosed to the receiving party by a third party having the lawful right to disclose it;

(e)	information which is developed by the receiving party independently of and without reference to any information communicated by the disclosing party to the receiving party; or

(f)	information the disclosure of which is required by any law or regulation, governmental agency or court, or any regulation of stock exchange or securities dealers association (in which event such party making such disclosure or whose Affiliates or Agents are making such disclosure shall so notify the other party hereto as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information).
9.2.	The provisions of this Section 9 will not prohibit the parties from conducting internal inquiries and contacting their Affiliates for the sole purpose of ascertaining whether any conflict of interests may arise with respect to the Agreement or other transactions in which any party or its Affiliates may be involved in accordance with its customary conflict clearance procedures.
9.3.	The confidentiality obligation under this Section 9 shall survive the effective date of termination of this Agreement for a period of eighteen months thereafter or such longer period as may be required by a client confidentiality agreement.

10. Representation and Warranties by TWP and The Nomura Parties
10.1.	Representation and Warranties by TWP. TWP represents and warrants to the Nomura Parties that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations hereunder, (ii) the making and performance by it of this Agreement do not violate any law or regulation applicable to it, its certificate of formation, operating agreement or other organizational documents or any other agreement to which it is a party or by which it is bound, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the respective terms hereof (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting enforcement of creditors’ rights generally, or by a court’s discretion in relation to equitable remedies), (iv) all approvals, authorizations or other actions by, or filings with, any governmental authority or other Person necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and (v) the Services provided by TWP under this Agreement will not infringe, violate or misappropriate any patents, copyrights, trademarks, trade secrets or other intellectual property of any third party.
10.2.	Representation and Warranties by Nomura Parties. Each of the Nomura Parties represents and warrants to TWP that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations hereunder, (ii) the making and performance by it of this Agreement do not violate any law or regulation applicable to it, its certificate of incorporation, by-laws or other organizational documents or any other agreement to which it is a party or by which it is bound, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the respective terms hereof (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting enforcement of creditors’ rights generally, or by a court’s discretion in relation to equitable remedies), (iv) all approvals, authorizations or other actions by, or filings with, any governmental authority or other Person necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and (v) the Services provided by the Nomura Parties under this Agreement will not infringe, violate or misappropriate any patents, copyrights, trademarks, trade secrets or other intellectual property of any third party.
11. Term and Termination
11.1.	Term. This Agreement will commence on the Effective Date and will continue for an initial term of two (2) years. Thereafter, the term of this Agreement will automatically renew for additional one-year periods until terminated in accordance with this Agreement.
11.2.	Termination for Convenience. The Nomura Parties on the one hand and TWP on the other will each have the right to terminate this Agreement without cause at any time following the second anniversary of the Effective Date upon at least six months prior written notice to the other of TWP or the Nomura Parties, as appropriate. Any such notice will specify the termination date.
11.3.	Deemed Termination for Convenience.
(a)	Notwithstanding Sections 11.1 and 11.2, if at any time a Nomura Party agrees to purchase a United States investment bank or other financial institution that is a competitor of TWP, the Nomura Parties or TWP may by written notice to the other, given on or within two months after the date of giving of notice by a Nomura Party or receipt of notice by TWP of the transaction pursuant to Section 11.3(c), as the case may be, terminate this Agreement, and such termination will be treated as a termination by the Nomura Parties under Section 11.2, except that the effective date of termination shall be two months following the giving of such notice of deemed termination.
(b)	Notwithstanding Sections 11.1 and 11.2, if at any time TWP or any Affiliate thereof (i) enters into a strategic alliance or joint venture with any Japanese Person that is a material competitor of Nomura in the mergers and acquisitions business (a “Japanese Competitor”) or with any Affiliate thereof to provide financial services of the type contemplated by this Agreement anywhere in the world, (ii) prior to an initial public offering of TWP’s equity securities, issues to any company, the ultimate parent of which is located in Japan, equity securities or options or warrants to purchase such securities, other than securities in an investment fund managed by TWP, securities issued in connection with an acquisition by TWP of a business other than a mergers and acquisitions business, or securities issued with the consent of the Nomura Parties, such consent not to be unreasonably withheld or (iii) TWP or any Affiliate thereof enters into a strategic alliance or joint venture with any financial or other corporation or entity to provide services of the type contemplated by the Services in Japan, the Nomura Parties may by written notice given on or within two months after the date of receipt of notice of the transaction pursuant to Section 11.3(c) to TWP elect to treat such act as a termination by TWP under Section 11.2, except that the effective date of termination shall be two months following the giving of such notice of deemed termination.

(c)	Each party shall give the other parties prompt written notice of any event which will give the other party or parties the right to terminate this Agreement under Sections 11.3(a) and (b).
11.4.	Effect of Termination. Following termination or expiration of this Agreement: (a) except as otherwise provided in a Joint Engagement Agreement, the parties shall complete any outstanding Services to be provided hereunder pursuant to any Joint Engagement Agreement remaining in effect at the time of such termination or expiration; (b) the parties shall issue a joint press release, in form and substance satisfactory to each party in its reasonable judgment, announcing the termination of the alliance hereunder, (c) each party hereto shall cease promoting the alliance and the Services provided for under this Agreement; (d) neither party shall enter into any new Engagement Letters with respect to the Services provided for under this Agreement; and (e) the parties shall use commercially reasonable efforts to collect all accrued but unpaid M&A Fees and shall remit any collected M&A Fees to the other party in accordance with the provisions of Section 5.3.
11.5.	Survival of Certain Terms. The provisions of Sections 5 (Fees, Payment, Reports and Audits), 7 (Employee Non-Solicitation), 8, (Certain Proprietary Rights), 9 (Confidentiality), 11.4 (Effect of Termination), 11.5 (Survival of Certain Terms) and 12 (Miscellaneous) shall survive the termination or expiration of this Agreement.

12. Miscellaneous
12.1.	Insurance. Each party shall carry such customary insurance as is carried by similarly situated companies in the industry in the relevant country in amounts and on terms and conditions that are appropriate.
12.2.	Governing Law, Jurisdiction and Venue. This Agreement will be governed in all respects by the substantive laws of the State of New York, without giving effect to conflicts of law principles. The parties irrevocably submit and consent to the exclusive jurisdiction and venue of the courts of the State of New York and the Federal courts of the United Stated located in located in the Borough of Manhattan, City of New York, and all appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party covenants that it will not (and will cause its Affiliates to not) commence any action, suit or proceeding arising out of or relating to this Agreement in any other jurisdiction. Nothing in this section shall affect the rights of a party (or its Affiliates) to enforce a judgment rendered by the courts referred to in the first sentence of this paragraph in any other jurisdiction. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address provided in the first paragraph of this Agreement, provided that service of process may be accomplished in any other manner permitted by applicable law.
12.3.	Waivers of Jury Trial. The parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this agreement.
12.4.	Independent Contractors. The parties are independent contractors and nothing contained in this Agreement will be construed to constitute the parties as partners, joint venturers, co-owners, employees or agents of the other, or otherwise as participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.
12.5.	No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.
12.6.	Assignment and Binding Effect.
(a)	TWP will not assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the Nomura Parties. The Nomura Parties may assign or transfer any of its rights and obligations under this Agreement to any of its Affiliates upon prior notice to TWP so long as the principal company conducting the securities business in Japan of the Nomura Parties and the principal affiliates of the Nomura Parties conducting the cross-border M&A business between the United States of America and Japan shall remain parties to this Agreement. Any purported transfer or assignment in violation of this section is void.
(b)	The provisions of this Agreement will apply to and bind the successors and permitted assigns of the parties.
12.7.	Waiver. Any term or condition of this Agreement may only be waived by a written instrument executed by the Nomura Parties or any of them on the one hand or TWP on the other (the “Waiving Party”) waiving such term or condition. Waiver by a Waiving Party hereto of any breach or default by any other party of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default whether similar to or different from such waived breach or default. No omission or failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by a Waiving Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.
12.8.	Notice. All notices required or permitted under this Agreement must be in writing and must be delivered in person or by means evidenced by a written delivery confirmation to the applicable party at the address set forth below or to such other address as the applicable party gives by providing notice in accordance with this section. Notices sent to any one of the Nomura Parties shall be copied to the other Nomura Parties. Notices will be effective only upon receipt.
If to: NSC
Nomura Securities Co., Ltd.
Urbanet Otemachi Bldg.,
2-2-2 Otemachi,
Chiyoda-ku, Tokyo 103 Japan
Attention: Executive Managing Director, Investment Banking Division
Facsimile: 03-3281-5895
If to: NCA
Nomura Corporate Advisors Co., Ltd.
Urbanet Otemachi Bldg.,
2-2-2 Otemachi,
Chiyoda-ku, Tokyo 103 Japan
Attention: Kenji Kimura
Facsimile: 03-3272-8993
If to: NHA
Nomura Holding America Inc.
2 World Financial Center,
Building B
New York, NY 10281-1198
Attention: David Findlay, Esq.

Facsimile: (212) 667-304
If to: TWP
Thomas Weisel Partners Group LLC
One Montgomery Street,
San Francisco, California 94111
Attention: David Baylor, Esq.
Facsimile: (415) 364-2849
12.9.	NSC and NCA Representative. Each of NSC and NCA hereby (i) irrevocably appoints NHA as its attorney-in-fact and representative for the purpose of receiving and accepting any notice under this agreement, including notice of service of process, and (ii) agrees for the benefit of TWP that delivery of any such notice or service of process upon NHA as its attorney-in-fact and representative for such purposes shall constitute delivery thereof upon it. NHA hereby accepts such appointment and agrees to act as Nomura’s and NHA’s attorney-in-fact and representative for the purposes described above.
12.10.	Relief; Reformation; Severability. Each of the parties agrees that the covenants in this Agreement, including those in Section 7 (Employee Non-Solicitation), 8 (Certain Proprietary Rights) and 9 (Confidentiality), are reasonable and may be enforced by specific performance or otherwise. Each of the parties agrees not to raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. If, notwithstanding the foregoing, a covenant included in any of Section 7, 8 or 9 of this Agreement shall be deemed by any court to be unreasonably broad or in violation of applicable law in any respect, such court is hereby requested to modify such provision to make it reasonable and not in violation of applicable law, as the case may be, and to enforce it accordingly. If, notwithstanding the foregoing, in any judicial proceeding, a court shall refuse to modify or enforce any of the covenants contained in Section 7, 8 or 9, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement and this Agreement shall be modified to the extent necessary to permit the remainder hereof to be enforced. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
12.11.	Specific Performance. Each of the parties recognizes that any breach of the covenants or agreements set forth in this Agreement (including, Sections 7, 8 and 9) may give rise to irreparable harm for which money damages would not be an adequate remedy, and agrees that in addition to any other remedy to which it may be entitled at law or in equity, the affected party shall be entitled to enforce the terms of this Agreement (including, Sections 7, 8 and 9) by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages.
12.12.	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL UNDER ANY CIRCUMSTANCES, EXCEPT FOR A BREACH OF SECTION 8 (CERTAIN PROPRIETARY RIGHTS) OR SECTION 9 (CONFIDENTIALITY), OR AS REQUIRED BY APPLICABLE LAW, BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR

CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS OR PROFITS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE EXCLUSIONS IN THIS SECTION ALLOCATE THE RISK BETWEEN THE PARTIES, WHICH ALLOCATION AFFECTS THE TERMS AND CONDITIONS HEREOF AND FORMS AN ESSENTIAL ELEMENT OF THIS AGREEMENT.
12.13.	Entire Agreement and Modification. This Agreement, including its exhibits, reflects the entire agreement of the parties regarding its subject matter, and supersedes all prior and contemporaneous agreements, understandings and communications as between the parties, whether written or oral with respect to that subject matter. This Agreement will not be amended, altered or waived except by written agreement signed by all of the parties.
12.14.	Agreement Controlling. To the extent that any provision in this Agreement conflicts or is inconsistent with or is contrary to any provision in a Joint Engagement Agreement, the provisions of this Agreement shall govern.
12.15.	Interpretation. This Agreement has been negotiated by and between the parties, with the assistance of counsel to each part, and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, either party.
12.16.	Construction. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. The reference to “party” or “parties” mean the parties executing this Agreement. The word “including” shall be given an expansive meaning and shall be deemed to include the words “without limitation”.
12.17.	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which taken together constitute one instrument.
(Signature Page Follows)

     The duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

NOMURA SECURITIES CO., LTD.		NOMURA CORPORATE ADVISORS CO., LTD

By	/s/ Hiroshi Toda	By	/s/ Hiromi Yamaji

Name:	Hiroshi Toda	Name:	Hiromi Yamaji
Title:	Executive Management Director	Title:	President

NOMURA HOLDING AMERICA INC.		THOMAS WEISEL PARTNERS GROUP LLC

By	/s/ David Findlay	By	/s/ David Baylor

Name:	David Findlay	Name:
Title:	Executive Management Director	Title: